Exhibit 99.1

ELECTRONIC SYSTEMS TECHNOLOGY INC. ANNOUNCES

 1st QUARTER 2015 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- April 29, 2015 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of data radios, today announced sales and results of operations for the three month period ending March 31, 2015.

EST reported sales for the first quarter 2015 of $449,872 compared to $499,824 for the same quarter in 2014.  Gross revenues for the first quarter of 2014 decreased to $452,629, compared with gross revenues of $502,373 in the first quarter of 2014.  The Company recorded a net loss for the first quarter of 2015 of $(7,600) or $(0.00) per share, compared with a net loss of $(5,950) or $(0.00) per share for the first quarter of 2014.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended
	March 31, 2015	March 31, 2014
Sales	$ 449,872	$ 499,824
Other Revenues	2,757	2,549
Gross Revenues	$ 452,629	$ 502,373
Net Income (loss) before tax	(89,451)	(6,190)
Net Income (loss)	(7,600)	(5,950)
Weighted average common shares outstanding	5,158,667	5,158,667
Basic Earnings (Loss)per Share	$ (0.00)	$ (0.00)
Diluted Earnings (Loss) per Share	(0.00)	(0.00)

Selected Balance Sheet Information
(Unaudited)
	March 31, 2015	December 31, 2014
Cash and cash equivalents	$ 545,767	$ 637,086
Total current assets	2,793,464	2,920,845
Property & equipment (net)	96,557	91,907
Total assets	2,924,622	3,044,053
Total current liabilities	61,486	83,865
Long-term debt	-0-	-0-
Stockholders' equity	2,924,622	2,960,188

Contact Mike Eller at Electronic Systems Technology, Inc. for additional information.